Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 17 January 2024.

To the Company:

We have acted as legal counsel as to Dutch law to the Company in connection with the Offering and the filing of the Registration Statement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon pdf copies or drafts, as the case may be, of the Reviewed Documents, a draft of the Registration Statement and pdf copies of the Corporate Documents and we have assumed that the Reviewed Documents have been or shall be, as applicable, entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Reviewed Documents, the Registration Statement or the Corporate Documents subsequent to the date of this opinion letter.

All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

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The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

c.	the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us;

d.	at each Relevant Moment, (i) Ordinary Shares were or shall have been admitted, as applicable, for trading on a trading system outside the European Economic Area comparable to a regulated market or a multilateral trading facility as referred to in Section 2:86c(1) DCC and (ii) no financial instruments issued by the Company (or depository receipts for or otherwise representing such financial instruments) were or shall have been, as applicable, admitted to trading on a regulated market, multilateral trading facility or organised trading facility operating in the European Economic Area (and no request for admission of any such financial instruments to trading on any such trading venue has been made);

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e.	in respect of any payment (storting) on any Initial Commitment Shares, Advance Shares and/or Conversion Shares that purportedly has been or shall have been, as applicable, satisfied by means of a set-off (verrekening), the Company has validly effected or shall have validly effected, as applicable, such set-off of a debt of the Company vis-à-vis the relevant subscriber for such Ordinary Shares against the Company’s claim on such subscriber to pay up such Ordinary Shares in full in accordance with Section 6:127 DCC, the Company had or shall have, as applicable, the authority to set off such debt vis-à-vis such claim and the amount payable by the Company under such debt was or shall be, as applicable, sufficient to pay up such Ordinary Shares in full by means of such set-off;

f.	(i) at each Relevant Moment, no internal regulations (reglementen) have been or shall have been, as applicable, adopted by any corporate body of the Company which affected or would affect, as applicable, the validity of the resolutions recorded in the Resolutions and (ii) the Current Articles were and shall be, as applicable, the Articles of Association in force at the time the Reviewed Documents (to the extent already executed) were executed and at each other Relevant Moment;

g.	(i) at each Relevant Moment, the resolutions recorded in the Resolutions were or shall be, as applicable, in full force and effect are, (ii) at each Relevant Moment, the factual statements made and the confirmations given in the Resolutions, the Initial Commitment Deed of Issue and each Advance Deed of Issue are (or, as the case may be, shall be at the time of execution of such Advance Deed of Issue) complete and correct and (iii) the Resolutions correctly reflect (or, to the extent not yet adopted, shall reflect at the time of execution of the relevant Advance Deed of Issue) the resolutions recorded therein;

h.	at each Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Company allowed or shall allow, as applicable, for the issuance of the relevant Ordinary Shares at each Relevant Moment;

i.	at each Relevant Moment when Conversion Shares are issued, the conversion price for all Promissory Notes shall at least equal the aggregate nominal value of the underlying Conversion Shares, and any such conversion price shall have been paid in cash or otherwise satisfied as provided for in the relevant Reviewed Documents and shall have been received and accepted by the Company ultimately upon the issuance of the relevant Conversion Shares;

j.	at each Relevant Moment when Conversion Shares are issued, the relevant Promissory Note(s) (i) will be in full force and effect upon being converted into Conversion Shares and (ii) will have been validly converted into Conversion Shares in accordance with the terms of the relevant Promissory Note(s);

k.	at each Relevant Moment, the Company has or shall have, as applicable, consented to payment on the relevant Ordinary Shares in a currency other than Euro;

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l.	the Reviewed Documents have been or, to the extent not yet signed, shall be signed by the Company’s Chief Financial Officer;

m.	each Power of Attorney (i) is in full force and effect and (ii) under any applicable law other than Dutch law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the relevant principal for the purposes stated therein;

n.	the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the Prospectus Regulation, the PRIIPs Regulation and the rules promulgated thereunder; and

o.	each of the assumptions made in this opinion letter were, at the time the Reviewed Documens (to the extent already executed) were executed, and will be, at each other Relevant Moment, correct in all aspects by reference to the facts and circumstances then existing.

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Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Initial Commitment Shares

2.	The Initial Commitment Shares have been validly issued pursuant to the Initial Commitment Deed of Issue and, subject to satisfaction in full of the payment obligation for the Initial Commitment Shares as provided for in the Resolutions and the relevant Reviewed Documents, are fully paid and non-assessable.

Advance Shares

3.	Subject to receipt by the Company of payment, or other means of satisfaction, in full of the payment obligation for the Advance Shares as provided for in the relevant Reviewed Documents, and when issued and accepted in accordance with the Resolutions and the relevant Reviewed Documents, the Advance Shares shall be validly issued, fully paid and non-assessable.

Conversion Shares

4.	When issued and accepted pursuant to the conversion of one or more Promissory Notes in accordance with the Resolutions and the relevant Promissory Note(s), the underlying Conversion Shares will have been validly issued and, subject to receipt by the Company of payment, or other means of satisfaction, in full of the conversion price for such Promissory Note(s) as provided for in the relevant Promissory Note(s), will be fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company has transgressed or will transgress, as applicable, the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

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C.	Pursuant to Section 2:98c DCC, a company such as the Company may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Reviewed Documents, we have no reason to believe that the Company or its subsidiaries have violated or will violate, as applicable, Section 2:98c DCC in connection with the issuance of the Ordinary Shares as contemplated by the Reviewed Documents. However, we cannot confirm this definitively, since this is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

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f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.	The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

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EXHIBIT A

LIST OF DEFINITIONS

“Advance Deed of Issue”	Each duly completed and executed Advance Template Deed of Issue.

“Advance Shares”	Ordinary Shares issued and sold pursuant to the Standby Equity Purchase Agreement (for the avoidance of doubt, excluding the Conversion Shares).

“Advance Template Deed of Issue”	A template deed of issue of one or more Advance Shares in the form prepared by us and bearing the reference 83100369 M 54207276.

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Bankruptcy Code”	The Dutch Bankruptcy Code (Faillissementswet).

“Board”	The Company’s board of directors (bestuur).

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	Next.e.GO N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 87103486.

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“Conversion Shares”	Ordinary Shares issuable pursuant to the conversion of one or more Promissory Notes in accordance with the terms thereof.

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Current Articles and the Resolutions.

“Current Articles”	The Articles of Association as contained in the Deed of Conversion.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Conversion”	The deed of conversion and amendment to the Articles of Association dated October 19, 2023.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated July 25, 2022.

“eIDAS Regulation”	Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

“General Meeting”	The Company’s general meeting (algemene vergadering).

“Initial Commitment Deed of Issue”	The signed deed of issue of the Initial Commitment Shares dated January 4, 2024.

“Initial Commitment Shares”	682,527 Ordinary Shares.

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Counsel of 15 December 2021, listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.

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“Investor”	YA II PN, LTD.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands.

“Offering”	The offer and sale, from time to time, of up to 32,000,000 Ordinary Shares, consisting of the Initial Commitment Shares, together with the Advance Shares and/or Conversion Shares, as contemplated by the Registration Statement.

“Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.12 each.

“Power of Attorney”	Each power of attorney as contained in the Resolutions.

“Promissory Notes”	The promissory notes issued by the Company to order of the Investor and dated January 4, 2024.

“Prospectus Regulation”	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“PRIIPs Regulation”	Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs).

“Registration Statement”	The Company’s registration statement on Form F-1 filed or to be filed with the SEC in connection on or about the date of this opinion letter in the form reviewed by us.

“Relevant Moment”	The moment when the Initial Commitment Shares were issued pursuant to the Initial Commitment Deed of Issue, each time when Advance Shares shall be issued as contemplated by the Standby Equity Purchase Agreement and each time when Conversion Shares shall be issued pursuant to the conversion of one or more Promissory Notes.

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“Resolutions”	Each of the following:

	a.	the written resolutions of the General Meeting, dated October 19, 2023;

	b.	the written resolutions of the Board, dated October 19, 2023;

	c.	the written resolutions of the Board, dated January 4, 2024; and

	d.	each future resolution of the chairman of the Company’s board of directors as contained in the draft written resolution in the form prepared by us and bearing the reference 83100369 M 54207280.

“Reviewed Documents”	The Standby Equity Purchase Agreement, the Promissory Notes, the Initial Commitment Deed of Issue and the Advance Template Deed of Issue.

“SEC”	The United States Securities and Exchange Commission.

“Standby Equity Purchase Agreement”	The signed standby equity purchase agreement between the Company and the Investor dated January 4, 2024.